SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 26, 2002

FIRSTBANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-14209 (Commission File Number)	38-2633910 (IRS Employer Identification no.)

311 Woodworth Avenue Alma, Michigan (Address of principal executive office)		48801 (Zip Code)

Registrant's telephone number, including area code: (989) 463-3131

Item 9.        Regulation FD Disclosure.

        On November 26. 2002, Firstbank Corporation (“Firstbank”) issued a news release with respect to its declaration of a 5% stock dividend to be paid December 31, 2002 to shareholders of record on December 18, 2002. A copy of the news release is attached as Exhibit 99.1.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 26, 2002	FIRSTBANK CORPORATION (Registrant)
	By:	/s/ Thomas R. Sullivan Thomas R. Sullivan President and Chief Executive Officer

EXHIBIT INDEX

99.1	Press Release Dated November 26, 2002 with respect to declaration of a 5% stock dividend to be paid December 31, 2002.

EXHIBIT 99.1

FOR IMMEDIATE RELEASE		NEWS RELEASE
Date Submitted: NASDAQ Symbol:	November 26, 2002 FBMI	Contact:	Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION DECLARES STOCK DIVIDEND

Alma, Michigan (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced that a 5% stock dividend will be paid December 31, 2002 to shareholders of record as of December 18, 2002.

Mr. Sullivan stated, “This is the eleventh consecutive year Firstbank Corporation has declared a 5% stock dividend, which is in addition to the 2 for 1 stock splits issued in 1993 and 1998. He also noted the stock dividend is a result of excellent financial performance this year. Diluted operating earnings per share for the nine month period ended September 30, 2002 increased 19.3% compared to the same period in 2001.” Sullivan continued, “The Board of Directors is pleased to share this strong financial performance with our shareholders. Additionally, cash dividends, including the effect of stock dividends and splits, have increased at a compound annual growth rate of 14% per year over the past five years.”

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $766 million and 42 offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview: and Firstbank – St. Johns. Other corporate affiliates include 1st. Armored, Inc.; 1st Title; Gladwin Land Company, Inc.; and C.A. Hanes Realty, Inc. Investment services are available through affiliations with CB Wealth Management N.A., MML Investors Services, Inc., Raymond James Financial Services Inc., and SunAmerica Securities Inc.